UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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USA Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
Hudson Executive Capital LP
HEC Management GP LLC
HEC Master Fund LP
HEC SPV IV LP
Lisa P. Baird
Douglas G. Bergeron
Douglas L. Braunstein
Jacob Lamm
Michael K. Passilla
Ellen Richey
Anne M. Smalling
Shannon S. Warren
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On April 9, 2020, Hudson Executive Capital LP issued the following investor presentation:

 HEC Investor Presentation  April 9, 2020

   Disclaimer  2  The views expressed in this presentation (the “Presentation”) represent the opinions of Hudson Executive Capital LP and/or certain affiliates (“Hudson Executive”) and the investment funds it manages that hold shares in USA Technologies, Inc. (the “Company”). This Presentation is for informational purposes only, and it does not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person who may receive the Presentation, and should not be taken as advice on the merits of any investment decision. The views expressed in the Presentation represent the opinions of Hudson Executive, and are based on publicly available information and Hudson Executive analyses. Certain financial information and data used in the Presentation have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) by the Company or other companies that Hudson Executive considers comparable. Hudson Executive has not sought or obtained consent from any third party to use any statements or information indicated in the Presentation as having been obtained or derived from a third party. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in the Presentation. Information contained in the Presentation has not been independently verified by Hudson Executive and Hudson Executive disclaims any and all liability as to the completeness or accuracy of the information and for any omissions of material facts. Hudson Executive disclaims any obligation to correct, update or revise the Presentation or to otherwise provide any additional materials. Neither Hudson Executive nor any of its affiliates makes any representation or warranty, express or implied, as to the accuracy, fairness or completeness of the information contained herein and the recipient agrees and acknowledges that it will not rely on any such information. Hudson Executive recognizes that the Company may possess confidential information that could lead it to disagree with Hudson Executive's views and/or conclusions.Funds managed by Hudson Executive currently beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading— buying and selling—securities. Hudson Executive may buy or sell or otherwise change the form or substance of any of its investments in any manner permitted by law and expressly disclaims any obligation to notify any recipient of the Presentation of any such changes. There may be developments in the future that cause funds managed by Hudson Executive to engage in transactions that change the beneficial and/or economic interest in the Company.The Presentation may contain forward-looking statements which reflect Hudson Executive's views with respect to, among other things, future events and financial performance. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Hudson Executive's underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Hudson Executive that the future plans, estimates or expectations contemplated will ever be achieved.The securities or investment ideas listed are not presented in order to suggest or show profitability of any or all transactions. There should be no assumption that any specific portfolio securities identified and described in the Presentation were or will be profitable. Under no circumstances is the Presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security, nor does the Presentation constitute either an offer to sell or a solicitation of an offer to buy any interest in funds managed by Hudson Executive. Any such offer would be made only by means of such fund's formal placement documents, the terms of which shall govern in all respects. Any investment in the investment funds managed by Hudson Executive is speculative and involves substantial risk, including the risk of losing all or substantially all of such investment.

USA Technologies (OTC: USAT)

Market-leading, cashless (card, mobile) payment and telemetry designed for the self-serve retail market

Overview

- USA Technologies (OTC: USAT) provides wireless networking, cashless transactions, and asset monitoring services, principally to the small ticket, unattended point of sale (POS) retail market
- Primarily serves the food and beverage vending industry with expansion opportunities into additional unattended retail segments such as amusement, commercial laundry, air/vac and other kiosks
- Historically, distributed retail assets have relied on cash for payment in the form of coins or bills – USAT's systems allow for additional acceptance of cashless payments such as credit/debit cards and mobile payments (new hardware is compatible with both Apple Pay and Android Pay)
- In November 2017, USAT acquired Cantaloupe Systems for ~$85mm, eliminating a major competitor and enhancing USAT's offering to include best-in-class vending management software (VMS) and route management systems
  - Meaningful ROIC for customers – estimated cashless conversion boosts revenues 25-35% while VMS reduces expenses 30-40%
  - Opportunity to cross-sell services between legacy Cantaloupe and USAT customer bases – integration to date has been insignificant

Key Facts

Total Conections *(000s)*	1,255
YoY Connection Growth	16.2%
Annualized Transaction Volume *(millions)*	$1,110
Founded	1992
Headquartered	Malvern, PA
Publicly Traded on Nasdaq [(1)]	2007-2019

Capitalization

Stock Price as of 04/03/20	**$4.40**
% of 52 Week High	*47.6%*
Shares Outstanding	64.2
Equity Value	**$282**
Plus: Debt	15
Plus: Preferred	20
Less: Cash & Cash Eq.	(38)
Enterprise Value	**$280**

($ in millions, except per share amounts)

Consensus Estimates

	FY2019A	FY2020E	FY2021E
Revenue	143.8	177.0	213.8
Adj. EBITDA	(3.1)	(6.3)	19.7
Ent. Value / Revenue	1.9x	1.6x	1.3x
Ent. Value / Adj. EBITDA	NA	NA	14.2x



Source: Company filings and Bloomberg.
Note: Debt amount excludes impact of unamortized issuance costs and debt discount. 1. Nasdaq suspended USAT's shares from trading effective 9/26/2019. USAT was fomally de-listed in February of 2020.

HUDSON EXECUTIVE CAPITAL
3

Significant Value Destruction Under Incumbent Leadership

Share Price Performance Since Last Shareholder Meeting (April 26, 2018)



Sept. 11, 2018: USAT discloses it will not file Annual Report by Sept. 13 deadline, citing internal investigation of current and prior periods, and files for 15 calendar day extension
Feb 6, 2019: USAT's independent accounting firm, RSM, resigns after determining it could no longer rely on management representations
May 20, 2019: HEC discloses 12% position
Sept. 3, 2019: USAT discloses it is unlikely to make Sept. 9 Nasdaq filing deadline after newly discovered accounting issues relating to the Nov. 2017 Cantaloupe acquisition; requests extension until Sept. 23
Sept. 20, 2019: USAT discloses it is unlikely to make Sept. 23 Nasdaq filing deadline
Nov. 4, 2019: HEC announces intention to nominate 8 independent directors
Mar. 2, 2020: USAT names full-time CEO and CFO; discloses new compensation arrangements
120.0%
80.0%
40.0%
-
(40.0%)
(80.0%)
Apr-18
Sep-18
Feb-19
Jun-19
Nov-19
Mar-20
35%
(7%)
(49%)
USAT
S&P500
Peers

Total Shareholder Return

	1-Year	Since 4/26/18	3-Year	5-Year
USAT	(0.5%)	(48.8%)	6.0%	49.7%
USAT Peers	(11.8%)	34.7%	61.1%	112.0%
S&P 500	(11.6%)	(3.0%)	12.0%	33.4%

USAT has substantially underperformed its peers and the broader market

Source: Bloomberg as of 4/3/2020.

Note: USAT peers based on equal-weighted composite index of USAT's April 2018 proxy peers. Peers include: AGYS, AMBR, CALD, EXA, LLNW, NSSC, NMRX, PDFS, RSYS, SQI, UPLD, ZIXI. Excludes CVI Global, Inc., Exav Corporation, and Infrustrure, Inc., which were listed in the 2018 proxy, but could not be identified.

HUDSON EXECUTIVE CAPITAL

4

USAT Board Has Failed to Impose Adequate Financial Controls

- Significant financial control break: 13-month failure to file
  - Independent auditors resigned
  - Current Board allowed CEO to remain in place despite significant red flags
  - Prior Audit Chair remains on Board and USAT proposed slate
- Current Board and Management have not resolved control issues
  - On February 18, 2020, USAT issued yet another non-reliance notice and restatement of its 9/30/2019 10-Q
  - Prior Interim CFO remains Chief Accounting Officer
- ~$20mm spent on "investigation and restatement expenses" to date
  - This figure does not include severance packages to past executives, multiple additional hires and shareholder litigation expenses

USAT Has Employed 6 Different CFOs In Less Than 5 Years

HUDSON EXECUTIVE CAPITAL
5

Nasdaq De-Listing: A Comedy Of Errors

- Company first notified of non-compliance by Nasdaq on October 2, 2018
- 18 months later, USAT remains de-listed from the Nasdaq and trades over-the-counter
- Appealed decision with Nasdaq despite no path to successfully appeal listing rules
- Repeated assurances from management and Board that problem would be addressed
  - As Interim CEO, Don Layden listed his key priorities "for the next 30 to 60 days" during the November 12, 2019 earnings call, ~150 days ago. He indicated that "the first and most important priority is to get back on Nasdaq."
- Used Nasdaq de-listing as excuse to delay shareholder meeting for over 1 year
- De-listing materially impairs shareholder value
- Inability to re-list speaks to deeper governance / control issues

5 of 7 Current Board Members Oversaw This Failure

HUDSON EXECUTIVE CAPITAL
6

Operating Performance: Growing Costs and Share Count Without Profits

Historical SG&A & Share Count



(In millions)
(SG&A)
$80
$65
$50
$35
$20
(Basic Shares)
70.0
60.0
50.0
40.0
30.0
• SG&A compounded at 25% from 2016 through 2019
• Share count up 70% since 2016
37.8
40.3
54.1
60.0
64.2
$24
$28
$35
$47
$74
(1H20 Annualized)
FY2016
FY2017
FY2018
FY2019
FY 1H20
SG&A (1)
Shares Outstanding

Historical Reported EBITDA & Adj. EBITDA



($ in millions)
$10
$5
–
($5)
($10)
($15)
($20)
($25)
($2)
$6
$0
$3
($1)
$7
($22)
($3)
($16)
($8)
FY2016
FY2017
FY2018
FY2019
FY 1H20
EBITDA
Adj. EBITDA

Cumulative (2016-Today)	
Reported EBITDA	($41)
Adj. EBITDA	5
Total Compensation for Mgmt/Board (2)	14

Unable To Demonstrate Sustainable Profitability Despite Highly Scalable Business

Source: Company filings and Bloomberg. 1. SG&A based on reported G&A. Excludes "investigation and restatement expenses" and integration costs. 2. Excludes 2018 non-executive director compensation (undisclosed). FY2020 compensation only includes ~6 months of Layden's base salary ($700k) and $300k cash bonus for conclusion of Interim CEO engagement; also includes Glen Goold's $200k bonus for achieving compliance with period filing obligations (per May 14, 2019 amendment) and the remaining $50k of his cash retention bonus.

HUDSON EXECUTIVE CAPITAL
7

Capital Allocation: Current Board Responsible for Disastrous Recent Financing

- Most recent financing on October 9, 2019: expensive, dilutive and ill-advised
  - Sold equity the day before long-awaited financial filings at ~30% discount
  - Replaced existing bank debt with credit facility from a distressed credit investor at 9.75% interest rate and onerous prepayment terms [(1)]
  - Did not contact traditional financing sources (such as commercial banks)
  - Excessive fees & expenses paid ($4.8mm)
    - $1.2mm fee paid due to failure to file Registration Statement
- Board received advice from related and conflicted party
  - Current Board member's firm paid ~$2mm for advising Company on financing
- Board stated that capital not needed at time of financing; has subsequently changed story
- Strong interest from traditional long-only investors, including Hudson, never solicited

5 of 7 USAT Current Directors Approved Financing

Source: Company filings and Bloomberg. 1. $30mm debt commitment with $15mm initially drawn. The Company is also required to pay a commitment termination fee equal to 3% of the second tranche under certain circumstances, including in the event that the Company does not draw down the second tranche during the availability window.

HUDSON EXECUTIVE CAPITAL

8

Governance: A Total Disregard For Shareholders

- Current Board has failed at basic duties and does not represent shareholders
  - 5 of 7 directors were appointed to the Board and have never been elected by shareholders
  - Failed to hold management accountable or conduct succession planning
  - Failure at controls oversight has led to significant loss in value
  - Current CEO and CFO installed without search processes
  - Failure to hold a shareholder meeting for two years
- Board's decision to name Layden full-time CEO further demonstrates Board entrenchment
  - Failed to meet primary objectives as Interim CEO
  - Excessive interim and current compensation
  - Multi-million dollar severance and change-of-control packages
  - Compensation approved by three directors immediately before their resignation
  - Decision made less than two months prior to shareholder meeting
  - No evidence of a search for outside candidates
- Board has adopted a full array of shareholder-unfriendly actions to avoid accountability
  - Adopted a poison pill
  - Aggressively amended bylaws to make it harder to nominate directors
  - Delayed shareholder meeting until Court Order mandated meeting be held

In Our View, The Company's Actions Demonstrate Complete Disregard For Shareholders

HUDSON EXECUTIVE CAPITAL
9

Current Board: Declined Every Settlement Offer

All settlement proposals were initiated by Hudson during the past year

	Hudson Proposal	USAT Response
February / March 2019	• Hudson meets with Board and expresses concern and ability to help with Bank credit agreement, accounting issues and Nasdaq deadlines • Hudson provides overview of firm and backgrounds of 7 Board candidates. Hudson follows up multiple times over next several weeks to provide contact information and encourage the Company to reach out directly	• Company does not reach out to any of HEC's referrals and on April 9, Chairman tells Hudson USAT will name two new directors the following day. Chairman acknowledges the Board will still need additional board competency • On April 10, USAT names 3 new directors; none of the individuals Hudson provided had been contacted
May 2019	• Hudson discloses 12% ownership position in USAT • Hudson requests call with Nominating and Governance Committee and Chairman to discuss next steps regarding USAT consideration of potential Board candidates	• Chairman initially indicates a willingness to include HEC-identified candidates as part of review process if and when the Nominating and Governance committee decides to add additional board members • Chairman eventually turns down request, indicating it is "premature" to engage with Hudson and that the company is singularly focused upon releasing audited financial statements
July 2019	• Hudson requests that 3 directors identified by Hudson be added to the Board; Board to remain the same size	• One month later, Chairman indicates the Board will turn its attention to the annual meeting and nomination process after financial statements are re-filed; indicates HEC-identified candidates will be fully considered
September / October 2019	• After USAT disclosed the discovery of new accounting issues and the trading of its shares would be suspended by Nasdaq, Hudson conveys desire to have leadership change with management and the Board • New Board would initiate search for new CEO	• Chairman asks to meet on October 10th in NYC. In that meeting, the Chairman as well as two current directors (Layden and Schoch) offer Hudson one seat on a 10-11 person board, of which 7 would be incumbent directors. USAT indicates this is its "best and final" offer • One week later, Don Layden named Interim CEO
November 2019	• Hudson proposes Board be reduced to 8 people: 4 incumbent and 4 directors identified by Hudson • Layden would remain Chairman; reconstituted Board would select a new CEO (9th Board member)	• The Board rejected Hudson proposal without proposing alternative approach
January 2020	• Hudson proposes its 8 nominees be seated immediately; 2 members of current Board will remain. The new Board would hire a new CEO	• The Board rejected Hudson proposal without discussion despite the fact that Shareholders representing over 60% of voting power had signed and returned Gold proxy cards in support of Hudson-proposed directors
March 2020	• Given COVID-19, Hudson reaches out to new Chairman and proposes 4 Hudson nominees be seated immediately; 4 members of current Board would remain • New Board would initiate CEO search and Layden would forego his recently announced full-time CEO compensation package	• The Board publicly rejected proposal without responding to Hudson's mark-up of the settlement agreement

HUDSON EXECUTIVE CAPITAL

10

   Current Management: Failure To Deliver  11    What USAT Has Said  Reality  Nasdaq Listing  Repeated assurances from Board and then CEO, Steve Herbert, that USAT would meet Nasdaq filing deadlines. Indicated to shareholders that situation was “under control”“Let me just reiterate for a moment my key priorities as I've now had three months to set a direction at least for the next 30 to 60 days for the company. The first and most important priority is to get back on Nasdaq” (Interim CEO Layden, 11/12/2019)  Missed every Nasdaq deadline, failed in appeal of Nasdaq’s trading suspension implemented in Sept. 2019, ultimately de-listed in Feb. 2020HEC offered resources (at no cost to the Company) in the form of management referrals and Board candidates as early as Jan. 2019 and continued to do so through October  Financial Controls  “We have substantially strengthened the USAT management team and Board, improved controls and coordination within the Company, and enhanced our governance…we believe that these measures have brought USA Technologies’ oversight and control functions in line with best practices” (CEO Herbert, 10/9/2019)“We have also made great progress in strengthening the Company’s oversight, control, and governance functions to be in line with best practices” (Interim CEO Layden, 10/17/2019)  Filed FY 2019 10-K with opinion from BDO stating that “Company did not maintain, in all material respects, effective internal control over financial reporting as of June 30, 2019, based on the COSO criteria” (10/9/2019)Late filing notification for FY 2Q2020 10-Q (2/11/2020)Filed restatement for FY 1Q2020 10-Q (2/18/2020)Over $4mm of incremental “investigation and restatement expenses” since Layden’s remarks

Current Management: Failure To Deliver (cont'd)

	What USAT Has Said	Reality
Operating Performance	• "I want to assure all of you that my top priorities are to drive the company to profitability, deliver increased customer and shareholder value, and provide improved shareholder visibility by better communicating our progress" *(Chairman & CEO Herbert, 1/17/2012)* • "With our deliberate focus on our cost structure and our SG&A spend, we believe that adjusted EBITDA will be in the range of $10 million to $11 million as Don mentioned" *(Interim CFO Goold, 11/12/2019)*	• Reported EBITDA of ($41mm) and Adj. EBITDA of just $5mm over the last 4.5 reported years • Reaffirmed FY2020 revenue guidance but indicated USAT will not meet its Adjusted EBITDA guidance due to costs (2/19/2020) • Excluding investigation & restatement expenses, SG&A rose 23% in FY2018, 36% in FY 2019, and 81% in FY 1H2020
Governance	• "USAT is committed to ensuring we have best-in-class governance and will continue to act with shareholders' best interests in mind" *(CEO Layden, 3/5/2020)* • "Board refreshment has been a priority, and we have recommended a slate of highly-qualified director nominees who will be able to make important collective and individual contributions to the ongoing work to restore USAT to sustained, profitable growth. Three of the nominees named in our proxy materials are individuals also identified by HEC, and we therefore hope that HEC will act in the best interests of all shareholders by calling off its unnecessary proxy contest" *(CEO Layden, 3/5/2020)*	• 5 of 7 directors on USAT's slate oversaw multiple missed Nasdaq deadlines, ultimately resulting in a de-listing in Feb 2020, 17 months after initial filing delay • 3 Hudson nominees named to Company slate without prior engagement or even a courtesy notice before public press release • Those 3 Hudson nominees sent letter to Board voicing disapproval of its process and publicly urged shareholders to vote Gold proxy card • 5 of 7 directors on USAT's slate approved value-destructive, off-market financing • 5 of 7 directors on USAT's slate approved "poison pill" and additional bylaw changes that frustrate shareholder franchise • 5 of 7 directors delayed annual meeting • For over 12 months, USAT has failed to engage with HEC in a constructive dialogue around a settlement

HUDSON EXECUTIVE CAPITAL

12

What Other Shareholders Are Saying?

22NW Open Letter to USAT Concerning Proxy Battle (January 27, 2020)

- "Our investment in the company was predicated on Hudson winning since **we considered the stock uninvestable under your leadership**. The current board was responsible for governance during a period when USAT materially misstated its quarterly filings and financial statements"
- "In 2018 and 2019, USAT reported GAAP **net losses** attributable to common shares of $11.9 million and $32.7 million, respectively, **despite having a scalable business with high recurring revenues**"
- "Between September 10, 2018, the day before USAT announced that it would not be able to file its 10-K in a timely manner, and October 14, 2019, when Hudson publicly announced that they were going to nominate candidates for the board of directors, USAT stock lost more than 50% of its value. **Based on this track record alone, we believe you are unqualified for your current positions**"

Fisher Park Capital Open Letter to USAT Board of Directors (February 13, 2020)

- "The comedy of errors that this board has overseen, the latest being the announcement of an inability to file the Form 10-Q for the fiscal quarter ended December 31, 2019 on time, **leaves the current board in an indefensible position**"
- "…we think it is clear that **the board is not acting in the best interest of shareholders**. Lest the board has forgotten, we remind you that board members owe fiduciary duties to shareholders, and we urge the board to 'do the right thing' now"

Source: https://www.prnewswire.com/news-releases/fisher-park-capital-open-letter-to-usat-board-of-directors-301004217.html ; https://www.prnewswire.com/news-releases/22nw-open-letter-to-usat-concerning-proxy-battle-300992939.html
Note: Bold formatting added by HEC for emphasis.

HUDSON EXECUTIVE CAPITAL
13

   What Other Shareholders Are Saying? (cont’d)  14  Source: https://www.prnewswire.com/news-releases/usa-technologies-shareholder-kurt-king-issues-letter-to-board-of-directors-calling-out-egregious-corporate-governance-actions-in-advance-of-annual-meeting-on-april-30-301019039.htmlNote: Bold formatting added by HEC for emphasis.  “As we now know, the auditor's resignation last February was not the end of the management and governance failures. Subsequent events included the failure to meet Nasdaq's deadline for filing delinquent financials last September, the financing done with Antara under egregious terms in October, the need to restate FY19 and 1Q FY20 financials disclosed in February of 2020, and USAT's cringe-inducing delisting from Nasdaq also announced in February. Operating performance has deteriorated under your watch and the company continues to burn cash”“This letter is prompted by your troubling announcement of leadership changes on March 2. You made several seemingly-permanent and likely expensive decisions despite the high likelihood the current board, CEO and CFO will be replaced following the April 30 annual meeting”“The most egregious of your recent decisions is that USAT's newly-appointed permanent CEO, Don Layden, will be entitled to a multi-million dollar exit package when his two-month tenure presumably ends on April 30. Further resources will be wasted by the exit of your newly-hired CFO. The disingenuousness of your March 2 actions was most clear in your addition of three of Hudson's board nominees to your own board slate without the nominees' knowledge, creating the false impression the nominations were the result of some sort of desirable middle-ground agreement”“I believe it would be disastrous for USAT shareholders were you to somehow win the upcoming vote. USAT's legacy management and board came to be widely distrusted by investors thanks to mis-management and the perceived deceptiveness of its senior leaders; I think many investors came to view USAT as uninvestable for these reasons" “Regarding Hudson, its involvement seems like a downside-free win for USAT and its shareholders. USAT should benefit significantly from the successful, big-company standards and practices likely to be imparted by the new board, as well as the board's relationships across the fintech industry. The opportunity seems ripe for the board to recruit a stellar new CEO and CFO given the abundant talent available due to recent consolidation activity in fintech”  USA Technologies Shareholder Kurt King Issues Letter to Board of Directors (March 6, 2020)

Hudson Executive Capital's Recommendations

Bolstering Senior Management Team	• HEC has retained executive search firm Korn Ferry to identify qualified CEO candidates from the financial payments and technology industries. HEC has conducted over 35 interviews to evaluate candidate interest and qualifications ▪ If HEC's nominees are elected to the Board, the new Board will form a CEO search committee, which will further conduct interviews, select a final candidate, negotiate terms and make a recommendation to the full Board • HEC has tapped into its extensive executive network to identify a number of leading finance, sales and marketing, and technical candidates that it is prepared to recommend • New Board should conduct a Day One business review and initiate a CEO search committee. Douglas Bergeron would be an ideal director to lead these efforts. He was CEO of VeriFone, a highly relevant USAT-industry participant, from 2001-2013
Board Expertise	• New Board should overhaul all committees, appointing senior industry experts to Audit, Governance, Compensation, and CEO Search • Assess strategic direction of the Company and ensure necessary resources and expertise are available for management team to pursue profitable growth strategy
Financial Discipline	• Cultivate a culture of accelerated and responsible growth – singular focus on connection growth is not appropriate • Bring discipline to product profitability and generating operating cash flow • Install rigorous capital allocation processes to determine most attractive ROI for shareholder capital • Assess near-term business impact of COVID-19 and adjust capital spending accordingly
Shareholder Engagement	• Improve company disclosure and shareholder dialogue to rebuild credibility in the marketplace

HUDSON EXECUTIVE CAPITAL

15

Near-Term Plan to Protect And Create Shareholder Value

- **Immediately evaluate USAT's cash liquidity profile in light of COVID-19 pandemic (expected time frame: 1-2 weeks)**
  - Adjust short-term cash costs to ensure USAT has ample resources to weather impact of lockdowns while continuing to ensure appropriate service and support (expected time frame: 1-2 weeks)
  - Zero-based budgeting: assess and radically reduce third-party professional service costs
- **Hire world-class CEO and assess organization talent pool (1 month)**
  - HEC engaged Korn Ferry over two months ago and have been interviewing multiple highly-qualified CEO candidates for consideration by the reconstituted Board of Directors
  - Hudson believes that within 2-4 weeks of its candidates being seated as directors, the reconstituted board of directors would be in a position to announce a new CEO
  - Reconstituted Board and new CEO would meet with top 40 employees to understand existing talent pool, reverse nascent demoralization under current leadership, and revitalize and motivate the workforce
  - Ensure workforce includes necessary talent and expertise – under a streamlined organizational structure – to successfully execute on profitable growth strategy
- **Review and improve unacceptable operating margins, including significantly reducing production cost of goods and reviewing supply contracts**
  - Explore abundant opportunities for profitable business growth, including additional product development and expansion into new markets – allocate resources towards highest risk-adjusted ROI opportunities
  - Review executive compensation and severance packages
  - Better integrate Cantaloupe Systems and ensure USAT is taking full advantage of cross-selling opportunities
- **Other business review workstreams**
  - Board representatives and new CEO to meet with top 20 customers to improve communication and rebuild credibility
  - Board to oversee recruitment of seasoned executives and implementation of proper financial and other internal controls
  - Improve financial disclosures and advance Nasdaq relisting efforts

HUDSON EXECUTIVE CAPITAL

16

Highly-Qualified Independent Director Nominees For 10 Member Board

Only two directors affiliated with Hudson Executive

Candidate	Background	
Lisa Baird *Commissioner of National Women's Soccer League*	▪ Previously Chief Marketing Officer for New York Public Radio and Untied States Olympic and Paralympic Committee ▪ Extensive experience in branding, development and marketing for several Fortune 50 companies, including IBM, General Motors, Warner-Lambert Company, Bristol-Myers Squibb Company, Johnson & Johnson, and Procter & Gamble ▪ Ms. Baird has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known brands as a result of the leadership positions she has held	
Doug Bergeron *Managing Partner, Hudson Executive Capital*	▪ Led the acquisition of Verifone Systems, Inc. a company that provides technology for electronic payment transactions at the point-of-sale, from Hewlett-Packard in 2001. Served as CEO until 2013 ▪ Chairman of the Board of the Directors of Nyotron, a cyber security software company, and a member of the Board of Directors of Pipeworks Studios, a consumer and commercial games studio ▪ Mr. Bergeron draws on his experience as a chief executive officer, turnaround specialist and private equity investor Additionally, through his experience in the payments industry and in a broad range of industries, Mr. Bergeron will provide the Board with valuable insight regarding the financial and strategic aspects of the Company's business	
Doug Braunstein *Founder and Managing Partner, Hudson Executive Capital*	▪ Over 30 years of industry experience and held a variety of positions during his tenure at JPMorgan Chase & Co., which included Chief Financial Officer and member of the company's Operating Committee as well as Vice Chairman ▪ Head of JPM's Americas Investment Banking and Global M&A departments from 2008 to 2010, and Global Head of Industry Coverage from 2002 to 2007 ▪ Served as a member of JPM's Executive Committee and the Investment Bank Management Committee for over a decade ▪ Mr. Braunstein's extensive executive experience and background in investment strategy and banking as well as his strong financial background makes him well qualified to serve as a director	
Jacob Lamm *COO, InVision App*	▪ COO of Invision App, Inc., a digital product design platform ▪ Previously served as Executive Vice President of CA Technologies, a provider of information technology management software and solutions, from 2009 to 2019, where he was responsible for corporate strategy, M&A, venture investing, strategic alliances, and new business incubation ▪ Mr. Lamm's more than 25 years of experience in information technology software and infrastructure would make him a valuable member of the Board	

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Highly-Qualified Independent Director Nominees (cont'd)

Candidate	Background	
Michael Passilla *Director, Priority Technology Holdings*	▪ Served as Vice Chairman at Chase Merchant Services, the global payment processing division of JPMorgan Chase &Co, from 2016 to 2018 ▪ Prior to that, he was the Chief Executive Officer of Chase Merchant Services from 2013 to 2016 ▪ Mr. Passilla was the Chief Executive Officer and President of Elavon, Inc., a global payments processing firm, from 2010 to 2013 ▪ Mr. Passilla's extensive industry experience would make him a valuable member of the Board	
Ellen Richey	▪ Ellen Richey served as Vice Chairman of Risk and Public Policy of Visa Inc. (Visa), a global payments technology company, from 2014 to 2019, and as Chief Risk Officer from 2017 to 2019. In such roles, Ms. Richey oversaw risk management, including enterprise risk, settlement risk, operational resilience, internal audit, and risks to the integrity of the broader payments ecosystem, and served as a member of Visa's senior executive committee ▪ During 2014, Ms. Richey concurrently served as Chief Legal Officer, assuming responsibility for the legal function in addition to her risk responsibilities ▪ From 2007 to 2013, Ms. Richey served as Executive Vice President and Chief Enterprise Risk Officer. In that role, she was responsible for oversight of Visa's compliance, audit and risk teams, including payment system risk, settlement risk and enterprise risk ▪ Ms. Richey's extensive experience in the payments industry and in risk management, compliance and audit would make her a valuable member of the Board	
Anne Smalling *President and Managing Partner, HM International*	▪ President and Managing Partner of HM International, LLC (HMI), a privately-held business that acquires undervalued assets and builds a steady trajectory of worth since 1999. As President and Managing Partner, Ms. Smalling provides oversight and supervision of the operating businesses in their succession, strategic planning, financing, acquisition and divestitures and major capital expenditures ▪ Serves as the Chair of the Boards of Directors of Quality Sausage Company, LLC, which is a leader in custom/proprietary pre-cooked meats and pepperoni supplying products to industrial and foodservice customers, since 2014, and American Innovations, a provider of compliance solutions to oil and gas pipelines thru an integrated family of hardware, software and professional services, since 2004 ▪ Ms. Smalling's operational expertise and experience in strategic planning and financing, in a broad range of industries, would make her a valuable member of the Board	
Shannon Warren *Owner and Principal of SSW Consulting LLC*	▪ Ms. Warren was the Chief Control Officer of JPMorgan Chase & Co. (JPM), a global financial services firm, from 2012 to 2016. In this role, she established the Oversight and Control function, designed the framework for the identification and management of operational risk in all products and services offered by JPM, implemented more comprehensive operational risk management technology and managed supervisory regulatory relationships globally ▪ Prior to this role, Ms. Warren was the Corporate Controller and held several additional finance roles at JPM since joining in 2000, and has expertise with accounting and financial reporting matters ▪ Ms. Warren has over 20 years of experience in banking, audit and consulting services that would make her a valuable member of the Board	

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19  Conclusion: Change Is Needed At USAT   USAT’s Board has overseen significant shareholder value destructionUSAT’s Board has failed to impose adequate financial controls, which have led to the company’s continued failure to get re-listed by NasdaqUSAT’s Board has failed to increase profitability while simultaneously growing costs and share count USAT’s Board has been a poor steward of shareholder capital as demonstrated by the highly dilutive 2019 equity financingUSAT’s Board has continually delayed the annual meeting and taken a number of defensive actions, all of which evidence a disregard for corporate governance and shareholder accountabilityUSAT’s management has failed to deliver on its promises, which has resulted in the loss of credibility with investorsMeanwhile, Hudson Executive Capital has nominated a highly qualified slate of 8 individuals with a plan to turn around USAT that involves retaining a world-class entrepreneur CEO  Vote The GOLD Proxy Card At The Upcoming Shareholder Meeting